Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following registration statements on Form S-3 of our report dated February 24, 2012 and dated May 29, 2012 as to the effects of the retrospective adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts as discussed in Note 1 and December 28, 2012 as to the subsequent events discussed in Note 21, relating to the consolidated financial statements and financial statement schedules of Hartford Life Insurance Company (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for costs associated with acquiring or renewing insurance contracts as required by accounting guidance adopted retrospectively, for variable interest entities and embedded credit derivatives as required by accounting guidance adopted in 2010, and for other-than-temporary impairments as required by accounting guidance adopted in 2009) appearing in this Current Report on Form 8-K of Hartford Life Insurance Company for the year ended December 31, 2011 and to the reference to us under the heading “Experts” in the following registration statements.
Form S-3 Registration Nos.
333-133693
333-133694
333-133695
333-157272
333-165129
333-179822
DELOITTE & TOUCHE, LLP
Hartford, Connecticut
December 28, 2012